Exhibit 107

Calculation of Filing Fee Table

Form S-8

Jazz Pharmaceuticals Public Limited Company

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)
Equity	Ordinary shares, nominal value $0.0001 per share, 2011 Equity Incentive Plan	457(c) and 457(h)	2,771,906 (2)	$135.30(3)	$375,038,881.80	.0000927	$34,766.10
Equity	Ordinary shares, nominal value $0.0001 per share, 2007 Employee Stock Purchase Plan	457(c) and 457(h)	923,968 (2)	$135.30(3)	$125,012,870.40	.0000927	$11,588.69
Total Offering Amounts					$500,051,752.20		$46,354.80
Total Fee Offsets							N/A
Net Fee Due							$46,354.80

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional ordinary shares of the Registrant, nominal value $0.0001 per share (“Ordinary Shares”), that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding Ordinary Shares.

(2)

Represents additional Ordinary Shares reserved for issuance on January 1, 2022 under the Registrant’s 2011 Equity Incentive Plan, as amended and restated, and additional Ordinary Shares reserved for future grant on January 1, 2022 under the Registrant’s 2007 Employee Stock Purchase Plan, as amended and restated.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Global Select Market on February 23, 2022.

(4)	The Registrant does not have any fee offsets.